Exhibit 99.1

NEWS RELEASE For immediate release

Navient to establish new holding company structure

HERNDON, Va., Oct. 21, 2026—Navient Corporation (Nasdaq: NAVI) today announced it intends to establish a new holding company structure. Under the new structure, the new parent company, named Navient Holdings, Inc., will become the new holding company of Navient LLC and E Parent, Inc. (Earnest). Upon completion of the reorganization, Navient LLC will assume the obligations of the listed notes currently held at Navient Corporation and continue to be a reporting company.

Existing shares of Navient Corporation will automatically convert on a one-for-one basis into shares of common stock of Navient Holdings. Trading is expected to continue uninterrupted under the symbol “NAVI” on the Nasdaq Global Select Market.

“Over the past several years, we have reshaped Navient around the businesses that represent our future growth while strengthening the company’s financial and operating foundation,” said Edward Bramson, Navient’s CEO and chair of the board. “This reorganization builds on that work by creating a clearer and more efficient organizational framework that we believe will support disciplined execution, improve strategic flexibility, and enhance long-term shareholder value.”

The new corporate structure is expected to be in effect during the fourth quarter of 2026. Navient Corporation’s board of directors and its executive officers will continue in their same roles.

The reorganization will be conducted pursuant to Section 251(g) of the Delaware General Corporation Law and no action will be required by Navient Corporation stockholders.

Webcast Details

Navient will host an audio webcast to discuss the reorganization on Thursday, Oct. 22, 2026, at 8:30 a.m. Eastern Time. The presentation will be led by Edward Bramson with Steve Hauber, CFO, and Roger Yankoupe, SVP, treasurer and investor relations, also participating.

The webcast will be available on Navient.com/investors; a replay of the webcast will be available on the site. Supplemental materials will also be available on the website prior to the meeting

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About Navient
Navient (Nasdaq: NAVI) creates long-term value for customers and investors with responsible lending, flexible refinancing, trusted servicing oversight, and decades of education finance and portfolio management expertise. Through our Earnest business, we help customers confidently achieve financial success through digital financial services. Our employees thrive in a culture of belonging, where they are supported and proud to deliver meaningful outcomes. Learn more on Navient.com.

Contact:
Media: Cate Fitzgerald, 703-831-6347, catherine.fitzgerald@navient.com
Investors: Micah Andrews, 571-415-5413, micah.andrews@navient.com
   Roger Yankoupe, 571-592-8569, roger.yankoupe@navient.com

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